Exhibit 10.1

October 29, 2025

To:        Anthony Carlson

From:        Walter Carlson, Chair of the Board of Array Digital Infrastructure, Inc.

Subject:    Offer to Serve as President and Chief Executive Officer of Array Digital Infrastructure, Inc.

Anthony, on behalf of the organization I am pleased to present our offer for you to serve as the President and Chief Executive Officer of Array Digital Infrastructure, Inc. (the “Company” or “Array”). This offer is subject to approval by the Board of Directors of Array (the “Board”) and will be effective November 16, 2025 (the “Transition Date”). As Array’s President and Chief Executive Officer, you will report to me in my capacity as Board Chair, as well as to the Board. It is anticipated that you will be appointed to the Board on the Transition Date.

The following summarizes pertinent compensation and benefits information effective as of the Transition Date:

Base Salary: You will receive an annual base salary of $400,000. Merit increases for executives are currently determined at the beginning of February each calendar year, with an effective date that is applied retroactively to January 1st of that year.

Annual Bonus: You will be eligible for an annual bonus. Your target bonus opportunity for the 2025 bonus (paid in 2026) in your role as President and Chief Executive Officer of Array will be 60% of your base salary and will be pro-rated based upon your period of service as President and Chief Executive Officer of Array during 2025.

Long-Term Incentive Program (LTIP): You will be eligible to participate in our LTIP. As an executive, your 2026 target multiple will be set at 140% of your base salary. The 2026 LTIP award is anticipated to occur in March. The metrics and other award terms are determined on an annual basis. Therefore, this target may change year-over-year, or in future years.

Benefits: You will be eligible to participate in the same medical, life insurance, and 401(k) benefits as the organization extends to its other executives.

Vacation Time: You will receive five (5) weeks of personal/vacation time per year, to be taken, of course, at times that will not jeopardize the performance of your duties.

This offer is contingent on you signing the attached Array Digital Infrastructure, Inc. Confidentiality/Non-Solicitation/Non-Competition Agreement.

Your employment remains at−will, meaning either you or the Company can end your employment at any time, with or without notice or cause. Neither this letter nor any other oral or written statements or representations regarding your employment may alter your at-will status or may be considered an employment contract. The Company reserves the right to change or terminate the compensation and benefits arrangements described herein, and any other compensation and benefits arrangements, at any time for any reason.

Anthony, as you know, our dynamic organization is an exciting and fulfilling place to work. We take pride in providing a rewarding career for our associates. We are very excited about you taking on your new position and anticipate a mutually rewarding working relationship.
Congratulations on your new role and I look forward to working closely together.

By my signature below, I acknowledge and certify that I have read, fully understand and accept all terms of the foregoing offer to serve as President and Chief Executive Officer of Array Digital Infrastructure, Inc.

Agreed and accepted:

/s/ Anthony Carlson
Anthony Carlson

Date:	November 6, 2025
Attachment: ADI Management Services, LLC Confidentiality/Non-Solicitation/Non-Competition Agreement